Exhibit 12.1


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
                       STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                             Fiscal Year Ended December 31,
                                  Six Months
                                    Ended
                                   June 30,
                                     2001        2000         1999        1998        1997         1996
                                  ----------- ------------ ----------- ----------- ------------ -----------
                                                                 (dollars in thousands)

Income from continuing
  operations before income
  taxes and minority interest        161,308      259,391    (13,590)      91,812     (24,957)    (23,320)
Plus fixed charges:
  Interest expensed and                8,388       16,413      11,644       6,648        1,334       7,848
  capitalized
  Capitalized expenses related         2,841          576       2,145         325           --          --
  to indebtedness
     Total fixed charges              11,229       16,989      13,789       6,973        1,334       7,848

Adjusted earnings                    172,537      276,380         199      98,785     (23,623)    (15,472)
Ratio of earnings to fixed           15.3653     16.26817    0.014432    14.16679    (17.7084)   (1.97146)
charges
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